Exhibit 99.1

Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

NOVAVAX Appoints Russell “Rip” Wilson Senior Vice President of Business Development

Rockville, MD (November 7, 2011)–/GlobeNewswire/-Novavax, Inc. (Nasdaq: NVAX) announced today the appointment of Russell P. “Rip” Wilson as Senior Vice President of Business Development.  Mr. Wilson will be responsible for developing business alliances, license arrangements, and partnering opportunities with pharmaceutical companies and government agencies.

Mr. Wilson was most recently the Chief Financial Officer at Supernus Pharmaceuticals.  He was previously Senior Vice President, Chief Financial Officer and General Counsel of Iomai Corporation, which was acquired in 2008 by Intercell AG, during which time he successfully negotiated a $128 million government contract with the Office of Biomedical Research and Development Authority (BARDA) at the U.S. Department of Health and Human Services.  Mr. Wilson was also the Acting General Counsel of North American Vaccine, Inc. until its acquisition by Baxter International in 2000.  He is a graduate of Princeton University and received his Masters in Business Administration and Juris Doctor degrees from the University of Virginia.

Stanley C. Erck, President and Chief Executive Officer of Novavax, stated:  “Rip Wilson is a talented executive with many years of experience in the financial, legal and business development management functions.  His expertise in business and financial strategy, government contracting and structuring and negotiating business deals will be valuable to Novavax as we continue to develop our vaccine candidates.  I am excited to have him join our company and welcome his contributions to our future success.”

About Novavax
Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide. Using innovative virus-like particle (VLP) and recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces potent vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections.  Novavax is committed to using its technology platforms to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India and LG Life Sciences of Korea. Together, these companies have worldwide commercialization capacity and the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website: www.novavax.com.